                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                     COMPUTER HORIZONS CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at Headquarters Plaza, Morristown, NJ, on Wednesday, May 2, 2001 at 10:00 A.M., local time, for the following purposes:

    1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

    2. To ratify the selection of the accounting firm of Grant Thornton LLP as the Company's auditors for the current year.

    3. To approve an amendment to the Company's 1991 Directors' Stock Option Plan extending the term of the plan to March 4, 2004.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 28, 2001 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,
                                          WILLIAM J. MURPHY
                                          SECRETARY

Mountain Lakes, New Jersey
April 11, 2001

    IF IT IS CONVENIENT FOR YOU TO DO SO, WE HOPE YOU WILL ATTEND THE MEETING. IF YOU CANNOT, WE URGE YOU TO FILL OUT THE ENCLOSED PROXY CARD AND RETURN IT TO US IN THE ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED.

                            COMPUTER HORIZONS CORP.
                            49 OLD BLOOMFIELD AVENUE
                     MOUNTAIN LAKES, NEW JERSEY 07046-1495

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 2001

                            ------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. Only shareholders of record at the close of business on March 28, 2001, will be entitled to notice of and to vote at the annual meeting with each share entitled to one vote. As of March 28, 2001, the Company had outstanding 33,152,855 shares of common stock, $.10 par value. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about April 10, 2001. Proxies for the annual meeting will be solicited by mail, and may also be solicited in person, by telephone or other means. Regan and Associates has been engaged to solicit proxies for a fee of approximately $10,000 plus reimbursement of expenses. All expenses involved, including printing and postage, will be paid for by the Company.

    All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees as directors, "FOR" approval of the proposal to ratify the selection of Grant Thornton LLP as the Company's auditors and "FOR" the extension of the Directors' stock option plan. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy by voting in person.

    Directors are elected by plurality vote. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal, with abstentions and broker non-votes not counting votes cast for this purpose.

                      CERTAIN HOLDERS OF VOTING SECURITIES

    The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 28, 2001 (except as noted otherwise), by (a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"), (b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares shown as being owned by such person.

NAME AND ADDRESS OF                                           AMOUNT BENEFICIALLY   PERCENT OF
BENEFICIAL OWNER                                                   OWNED(1)           CLASS
-------------------                                           -------------------   ----------
John J. Cassese.............................................        1,881,504           5.7%
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
William J. Murphy...........................................          207,533            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Michael J. Shea.............................................           30,699            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Thomas J. Berry.............................................           84,070            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
William M. Duncan...........................................           30,300            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Rocco J. Marano.............................................          119,688            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495
Earl L. Mason...............................................           20,000            (2)
  49 Old Bloomfield Avenue
  Mountain Lakes, NJ 07046-1495

All directors and executive officers as a group (seven
  persons)..................................................        2,373,794(3)        7.2%
Perkins, Wolf, McConnell & Co. .............................        2,200,000(4)        6.6%
  53W. Jackson Blvd., Suite 722,
  Chicago, IL 60604
Dimensional Fund Advisors, Inc. ............................        2,020,000(5)        6.1%
  1299 Ocean Avenue, 11th Floor,
  Santa Monica, CA 90401

--------------------------

(1) Includes 917,905 shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plan, as follows: Cassese, 699,264; Murphy, 201,600 and Shea, 17,041. Also includes 228,688 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan (as amended), as follows: Berry, 80,500; Duncan, 30,000; Marano, 98,188; and Mason, 20,000.

(2) Less than 1%.

(3) Includes all shares issuable upon exercise of options granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans and the Company's 1991 Directors' Stock Option Plan, as amended, included in Note 1.

(4) Perkins, Wolf, McConnell & Co. filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of February 14, 2001 it may be deemed to have shared voting power and shared dispositive power with respect to 2,200,000 shares of the Company's common stock with no sole voting power and no sole dispositive power with respect to the said shares.

(5) Dimensional Fund Advisors, Inc. filed a Schedule 13G Statement with the Securities and Exchange Commission stating that as of February 2, 2001 it may be deemed to have sole voting power and sole dispositive power with respect to 2,020,000 shares of the Company's common stock with no shared voting power or shared dispositive power.

                             ELECTION OF DIRECTORS

    The six current members of the Board of Directors have been nominated, for election by the Shareholders, to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld as to one or more nominees by the enclosed proxy as indicated thereon, the proxy will, if executed and returned, be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

    If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                         DIRECTOR
NOMINEE                         AGE       SINCE              PRESENT PRINCIPAL OCCUPATION
-------                       --------   --------   -----------------------------------------------
John J. Cassese.............     56        1969     Chairman and President of the Company

Thomas J. Berry.............     76        1989     Retired 1993 as Executive Advisor and Executive
                                                    Asst. to Postmaster General U.S. Postal
                                                    Services. Retired 1986 as Vice President--AT&T

Rocco J. Marano.............     73        1995     Retired 1994 as Chairman of Blue Cross Blue
                                                    Shield--New Jersey. Retired as Chairman and
                                                    President of Bellcore (Bell Communications
                                                    Research) in 1991

William M. Duncan...........     61        1999     Division Executive, Chase Manhattan Bank, 1997
                                                    to present

William J. Murphy...........     56        1999     Executive Vice President, Chief Financial
                                                    Officer and Secretary of the Company

Earl L. Mason...............     55        1999     Retired 2000 as Chief Executive Officer and
                                                    President, Alliant Foodservice, Inc.

    The Board of Directors held four meetings during 2000. The Audit Committee, consisting of the Board's outside Directors (Messrs. Berry, Marano, Duncan & Mason), held two meetings in 2000, and the Compensation Committee, consisting of the same members, held one meeting in 2000.

    The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's Incentive Stock Option and Appreciation Plans. See "Audit Committee Charter" for the text of the Charter of the Audit Committee, which sets forth the principal functions of the Audit Committee.

    The Company does not have a Nominating Committee.

                            AUDIT COMMITTEE CHARTER

    The following is the text of the Charter of the Audit Committee of the Board of Directors.

ORGANIZATION

    There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

    The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the corporation.

RESPONSIBILITIES

    In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

    In carrying out these responsibilities, the audit committee will:

    - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

    - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

    - Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

    - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

    - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

    - Review accounting and financial human resources and succession planning within the company.

    - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

    - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

    The Committee reviewed with Grant Thornton LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements generally accepted accounting principles, the Company's audited financial statements for the year 2000, their judgments as to the quality of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", and "SAS" No. 90, "Audit Committee Communications", and considered the compatibility of nonaudit services provided by Grant Thornton LLP with the auditors' independence.

    The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

    In reliance of the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Thomas J. Berry, Audit Committee Chair
Rocco J. Marano, Audit Committee Member
William M. Duncan, Audit Committee Member
Earl L. Mason, Audit Committee Member

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                          ----------------------------------
                                         ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                              -----------------------------------------   -----------------------   --------
                                                                OTHER                  SECURITIES                 ALL
                                                                ANNUAL    RESTRICTED   UNDERLYING                OTHER
                                                               COMPEN-      STOCK       OPTIONS/      LTIP      COMPEN-
                                YEAR      SALARY     BONUS      SATION      AWARDS        SARS      PAYMENTS   SATION(1)
                              --------   --------   --------   --------   ----------   ----------   --------   ---------
John J. Cassese.............    2000     $475,000   $ 55,000       --            --      75,000         --     $256,269
  Chairman of the Board,        1999      450,000    115,000       --            --      75,000         --      255,269
  President and Chief           1998      400,000    430,000       --            --      75,000         --       75,191
  Executive Officer

William J. Murphy...........    2000      290,000     25,000       --            --      50,000         --        2,880
  Executive Vice President,     1999      275,000     55,000       --            --      50,000         --          192
  Chief Financial Officer       1998      250,000    165,000       --            --      50,000         --          321
  and Secretary

Michael J. Shea.............    2000      150,000     17,500       --            --      20,000         --        3,065
  Vice President and            1999      137,400     35,000       --            --      10,000         --        1,769
  Controller                    1998      135,400     50,000       --            --       2,000         --        1,473

------------------------

(1) In 2000, the Company paid the premiums on a whole life insurance policy of $80,000, a universal life insurance policy of $800,000 and a term life insurance policy of $150,000 for Mr. Cassese. The Company also paid the premium on a $3,000,000 split-dollar life insurance policy on the joint lives of Mr. Cassese and his spouse and a split-dollar survivorship policy. In addition, the Company paid the premiums on a $150,000 term life insurance policies for Mr. Murphy and Mr. Shea. Under each such insurance policy, the insured has the right to designate the beneficiaries. The Company maintains a defined contribution (401K) savings plan and contributes $.50 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

    The Company has entered into an Executive Compensation Exchange Program
    (ECEP) with Mr. Cassese. Under the program, Mr. Cassese waived payments due to be made to him under the non-qualified supplemental retirement agreement, except for a $2,000,000 payment to be made in the event that a change of control occurs. In conjunction with this waiver, the Company entered into an arrangement to purchase a life insurance policy for the benefit of a trust established by Mr. Cassese. The cost of the life insurance policies to the Company has been actuarially determined and will not exceed the after-tax cost the Company expected to incur in connection with the payments under the non-qualified supplemental retirement agreement. In addition, the Company has non-qualified supplemental retirement benefit agreements with Messrs. Murphy and Shea. Under their agreements, Messrs. Murphy and Shea will be entitled to receive $1,000,000 each, upon retirement from the Company at age
    65. If Mr. Murphy or Mr. Shea retires from continuous employment with the Company prior to age 65 as a result of total and permanent disability, he will be deemed to have continuously employed by the Company until age 65 for purposes of his agreement. If Mr. Murphy or Mr. Shea terminates his employment with the Company prior to reaching age 65, other than as a result of death or total and permanent disability, he will be entitled to receive, upon reaching age 65, a retirement benefit based on accrual and vesting formulas set forth in his respective agreement. If Mr. Murphy or Mr. Shea were to terminate his employment as of the date of this Proxy Statement or during the year of 2000, Mr. Murphy's accrued and vested benefit would be $108,900 and Mr. Shea's accrued and vested benefit would be $13,600. If Mr. Murphy or Mr. Shea were to die prior to age 65, while still in the employ of the Company, his beneficiaries would be entitled to receive a lump sum benefit equal to the greater of his accrued and vested benefit and $500,000. Benefits payable upon retirement may be paid in a lump sum or in annual installments at the discretion of the beneficiary. In the event that a Change of Control occurs, Mr. Murphy's and Mr. Shea's entitlements will immediately vest and become payable.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS                           ANNUAL RATES OF
                              ------------------------------------------------------------       STOCK PRICE
                                 NUMBER OF                                                     APPRECIATION FOR
                                SECURITIES      % OF TOTAL OPTIONS                               OPTION TERM
                                UNDERLYING          GRANTED TO       EXERCISE   EXPIRATION   --------------------
                              OPTIONS GRANTED   EMPLOYEES IN 2000     PRICE        DATE         5%         10%
                              ---------------   ------------------   --------   ----------   --------   ---------
John J. Cassese.............      75,000               5.00           11.75      4/26/10     554,213    1,404,486
William J. Murphy...........      50,000               3.33           11.75      4/26/10     369,476      936,324
Michael J. Shea.............      20,000               1.33           11.75      4/26/05      64,926      143,470

    Pursuant to the terms of the option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value. Mr. Cassese's and Mr. Murphy's options are immediately exercisable. Mr. Shea's options become exercisable over a period of three years.

    The following table sets forth certain information concerning stock options exercised in 2000 or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 (as amended) and 1994 Incentive Stock Option and Appreciation Plans. No stock appreciation rights have been granted under either Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 2000 OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                     NUMBER OF UNEXERCISED             IN-THE-MONEY
                                          SHARES                      OPTIONS AT 12/31/00           OPTIONS AT 12/31/00
                                         ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                                    ON EXERCISE   REALIZED*   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   ---------   -----------   -------------   -----------   -------------
John J. Cassese.......................         --                   699,264            -0-          -0-            -0-
William J. Murphy.....................     10,000       51,250      211,600            -0-          -0-            -0-
Michael J. Shea.......................      4,218       57,756       13,291         31,084          -0-            -0-

--------------------------

* Value realized is defined by the Securities and Exchange Commission as the difference between the market value, on date of exercise, of shares acquired and the exercise price of the options exercised.

EMPLOYMENT AGREEMENTS

    Mr. Cassese is a party to an Employment Agreement with the Company which provides for an automatic renewal for successive additional terms of three (3) years unless either party gives at least 180 days prior written notice of intent to terminate. The Agreement provides, among other things, for an annual salary at the current rate of $475,000, with such increases and bonuses, if any, as the Company may determine. The Agreement also provides that if Mr. Cassese terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreement provides for an entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreement also provides, in substance, that amounts receivable by Mr. Cassese after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

    Mr. Murphy is party to an employment agreement with the Company which automatically renews (unless terminated by either party) each January. The Agreement provides, among other things, for an annual salary at the current rate of $290,000, with such increases and bonuses, if any, as the Board of Directors may determine, together with participation in all benefit plans in which members of the Company's senior management generally are entitled to participate. The Agreement also provides that, if a change of Control occurs and thereafter Mr. Murphy either continues to be employed by the Company through the end of the contract term or his employment is terminated by the Company other than for cause or disability (as such terms are defined in the Agreement) or Mr. Murphy terminates his employment for good reason (as defined in the Agreement), then Mr. Murphy shall be entitled to receive a lump sum equal to two times his base salary and highest bonus (subject to reduction to avoid excise or other taxes) as well as continued benefits under the Company's benefit plans.

    Mr. Shea has an employment agreement with the Company which automatically renews (unless terminated by either party) each March. The Agreement provides for an annual salary at the current rate of $150,000, plus severance pay in the event of termination of employment by the Company. Certain officers of the Company have the right to borrow from the Company against the exercise price of options exercised.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

    To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

FISCAL 2000 COMPENSATION

    With respect to the Company's chief executive officer, the Committee focused principally upon recommending to the Board an appropriate base salary increase, if any, and incentive compensation. As noted above, the chief executive officer is a party to an employment agreement with the Company that provides for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increase and bonus granted the chief executive officer with respect to 2000 appropriately reflected the Committee's policies outlined above.

    The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interests with that of the shareholders. During 2000, stock options were granted to Mr. Cassese and to other members of management based upon their actual and potential contributions to the Company.

                                          Compensation Committee
                                          Thomas J. Berry
                                          Rocco J. Marano
                                          William M. Duncan
                                          Earl L. Mason

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company, are each entitled to receive as compensation the sum of $20,000 per year. In 2000, the Company incurred an expense of $20,000 each for Messrs. Berry, Marano, Duncan and Mason.

                            APPROVAL OF AMENDMENT TO
         THE COMPUTER HORIZONS CORP. 1991 DIRECTORS' STOCK OPTION PLAN

    On February 15, 2001, the Board of Directors approved, subject to shareholder approval at the 2001 Annual Meeting of Shareholders, an amendment to the Computer Horizons Corp. 1991 Directors' Stock Option Plan, as previously amended and restated (the "1991 Plan") extending its term, which was to expire on March 5, 2001, to March 4, 2004. The Board did not increase the aggregate number of shares of Common Stock issuable upon the exercise of options granted under the 1991 Plan or make any additional changes to the Plan. The following summary of the principal terms of the 1991 Plan is qualified by reference to the text of the 1991 Plan [copies of which are available from the Company upon request].

BACKGROUND

    The 1991 Plan became effective on March 5, 1991, and was amended, effective May 4, 1994, to increase the total number of shares of common stock that may be issued under the 1991 Plan from 137,500 to 250,000 and to provide for annual option grants to eligible directors. The total number of shares that may be issued under the Plan was subsequently increased pursuant to the terms of the 1991 Plan as a result of certain stock splits declared by the Company. The 1991 Plan was amended and restated effective May 6, 1998, to (i) decrease the number of shares of common stock that may be purchased under each type of option grant under the 1991 Plan; (ii) remove the limit on the number of annual option grants available to a non-employee director; and (iii) provide for certain technical amendments in order for the 1991 Plan to satisfy the requirements under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    PURPOSE OF THE PLAN

    The purposes of the 1991 Plan are to enable the Company to attract, retain, and motivate the non-employee directors of the Company and to enhance the long-term mutuality of interest between the non-employee directors and the Company's shareholders by granting non-qualified stock options to purchase Common Stock ("Options").

    ADMINISTRATION

    The 1991 Plan is administered by the Board. The Board may delegate its powers and functions under the 1991 Plan to a committee (the "Committee") of the Board of the Company (the "Board"), appointed from time to time by the Board. The Committee is intended to consist of two or more directors, each of whom will be non-employee directors as defined in Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board, or the Committee, if applicable, has full authority to interpret the 1991 Plan and decide any questions under the 1991 Plan and to make such rules and regulations and establish such procedures for administration of the 1991 Plan as it deems appropriate subject to the provisions of the 1991 Plan.

    AVAILABLE SHARES

    The 1991 Plan authorizes the issuance of up to 843,750 shares of Common Stock, subject to adjustment. The 1991 Plan provides that appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of outstanding Options in the event of a stock split, stock dividend, merger, consolidation or reorganization. The number of shares of Common Stock subject to an Option that has not yet been granted will not be automatically adjusted to reflect a change in the capital structure of the Company which would result in an increase in the number of Common Stock of the Company. However, the number of shares of Common Stock subject to an Option will be automatically adjusted downward to reflect a change in the capital structure of the Company which would result in a decrease in the number of Common Stock of the Company. In general, if Options are for any reason canceled, or expire or terminate unexercised, the shares covered by such Options will again be available for the grant of Options.

    ELIGIBILITY

    All non-employee directors of the Company are eligible to be granted Options under the Director's Stock Option Plan. A non-employee director is a director serving on the Company's Board who is not an active employee of the Company.

    GRANT OF OPTIONS

    Upon his or her initial election to the Board, each non-employee director of the Company is granted an Option to purchase 10,000 shares of Common Stock (the "Initial Grant"), subject to adjustment as described above. On each January 1st after he or she receives the Initial Grant, each non-employee director who has served as a non-employee director for at least 6 months will be automatically granted an Option to purchase 10,000 shares of Common Stock (the "Annual Grant"). The exercise price per share of Common Stock upon the exercise of an Options is 100% of the fair market value (as defined in the 1991 Plan) of the Common Stock at the time of the grant of the Options, or the par value of the share of Common Stock, whichever is greater.

    EXERCISE OF OPTIONS

    Subject to acceleration of the exercisability of the Options (as described below), each Initial Grant of an Option becomes exercisable as to 20% of the shares of Common Stock on the date of grant, as to an additional 20% of the shares of Common Stock on each anniversary of the date of grant up to the fourth anniversary of the date of grant. Options granted pursuant to an Annual Grant are fully vested and immediately exercisable upon the date of grant. Except where an Option expires earlier (as described below), if not previously exercised, each Option will expire upon the tenth anniversary of the date of the grant thereof. Options that are exercisable upon a non-employee director's termination of directorship for any reason except cause, prior to the complete exercise of an Option (or deemed exercise thereof), will remain exercisable by the non-employee director or, in the case of death, by the non-employee director's estate or by the person given authority to exercise such Options by his or her will or by operation of law following such termination until the earlier of (i) the expiration of the one year period following the non-employee director's termination of directorship or (ii) the remaining term of the Option. All Options held by a non-employee director expire immediately upon the non-employee director's termination of directorship for cause. All Options granted to a non-employee director and not previously exercisable become vested and fully exercisable immediately upon the occurrence of a change in control (as defined in the 1991 Plan). Common Stock purchased pursuant to the exercise of Options must be paid for at the time of exercise in cash or by delivery to the Company of unencumbered shares of Common Stock owned by the director for at least 6 months (or such longer period as required by applicable accounting standards to avoid a charge to earnings) or a combination thereof.

    AMENDMENTS

    The 1991 Plan provides that it may be amended by the Board or the Committee at any time, and from time to time, to effect (i) amendments necessary or desirable in order that the 1991 Plan and the Options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, to the extent required by law, no amendment may be made that would require the approval of the stockholders of the Company under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the Nasdaq Stock Market, Inc. unless such approval is obtained. The 1991 Plan may be amended or terminated at any time by stockholders of the Company.

    U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the principal U.S. federal income tax consequences with respect to Options under the 1991 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences (state and local income tax and estate tax consequences are not addressed below).

    In general optionee will realize no taxable income upon the grant of nonqualified stock options and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. If the Common Stock is held for more than 12 months after the date of exercise, the holder will be taxed at the lowest rate applicable to capital gains for such holder. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income. An optionee should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder, the timing of income recognition is deferred for any period following the exercise of an Option (the "Deferral Period").

    If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the nonqualified stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain instances, be deferred until the expiration of the Deferral Period.

    In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules, and in the event that the exercisability of an Option is accelerated because of a change in control, payments relating to the Options, either alone or together with certain other payments may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by the Company. The 1991 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1991 Plan is not, nor is it intended to be, qualified under Section 401(a) or 421 of the Code.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO ADOPT THE AMENDMENT.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Company maintains directors' and officers' liability insurance, providing coverage of up to $15,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $116,000.

                               PERFORMANCE GRAPH

    Below are graphs comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative weighted total shareholder return (assuming the reinvestment of dividends) of the companies included in the Nasdaq Market Index, the companies in the New Peer Group selected by the Company, and the previously selected Company peer group (the "Former Peer Group"). The Company has adopted the New Peer Group because it believes that the New Peer Group consists of issuers that are more similar to the Company in business lines, size and revenues. The New Peer Group Index consists of five companies, each of whom is engaged not only in professional services, but is also involved in emerging and prospective "total solutions". They are Analysts International Corp., Cambridge Technology Partners, Inc., CIBER, Inc., Computer Task Group Inc. and Renaissance Worldwide Inc. The Former Peer Group Index consisted of Analysts International Corp., CIBER, Inc., Computer Task Group Inc. and Keane Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                         1995   1996    1997    1998    1999    2000
COMPUTER HORIZONS CORP.   100   151.9  269.14  157.49   95.75   14.42
NEW PEER GROUP            100  194.18  279.38  175.85  163.87   27.26
NASDAQ MARKET INDEX       100  124.27     152  214.39  378.12  237.66

                                                                   FISCAL YEAR ENDING
                                             ---------------------------------------------------------------
COMPANY                                        1995       1996       1997       1998       1999       2000
-------                                      --------   --------   --------   --------   --------   --------
COMPUTER HORIZONS CORP.....................   100.00     151.90     269.14     157.49      95.75      14.42
NEW PEER GROUP.............................   100.00     194.18     279.38     175.85     163.87      27.26
NASDAQ MARKET INDEX........................   100.00     124.27     152.00     214.39     378.12     237.66

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                         1995   1996    1997    1998    1999    2000
COMPUTER HORIZONS CORP.   100   151.9  269.14  157.49   95.75   14.42
FORMER PEER GROUP         100  244.82  522.47  460.45  365.91   99.01
NASDAQ MARKET INDEX       100  124.27     152  214.39  378.12  237.66

                                                                   FISCAL YEAR ENDING
                                             ---------------------------------------------------------------
COMPANY                                        1995       1996       1997       1998       1999       2000
-------                                      --------   --------   --------   --------   --------   --------
COMPUTER HORIZONS CORP.....................   100.00     151.90     269.14     157.49      95.75      14.42
FORMER PEER GROUP..........................   100.00     244.82     522.47     460.45     365.91      99.01
NASDAQ MARKET INDEX........................   100.00     124.27     152.00     214.39     378.12     237.66

                                    AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 3l, 2001. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                                   AUDIT FEES

    Grant Thornton LLP billed the Company $410,000 for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2000, and for the review of the Company's quarterly reports on Form 10-Q.

    The Company did not engage Grant Thornton LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

    Fees billed to the Company by Grant Thornton LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax-related services, totaled approximately $1,106,000.

                               OTHER INFORMATION

    Proposals of shareholders intended to be presented at the annual meeting to be held in 2002 must be received by the Company no later than December 10, 2001, to be included in the proxy materials for such meeting. Proxies solicited by the Board of Directors for the 2002 Annual Meeting may be voted at the discretion of the persons named in such proxies or their substitutes with respect to any shareholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before February 24, 2002.

    The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the person named in the enclosed form of proxy will vote such proxies in accordance with his judgment on such matters.

    Upon the written request of any shareholder as of March 28, 2001, a copy of the Company's Annual Report on Form 10-K for the year ended December 3l, 2000 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

                                          By Order of the Board of Directors,
                                          William J. Murphy
                                          Secretary

Mountain Lakes, New Jersey
April 10, 2001

                                REVOCABLE PROXY
                            COMPUTER HORIZONS CORP.

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF COMPUTER HORIZONS CORP.

The undersigned appoints John J. Cassese as Proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the Headquarters Plaza Hotel on Wednesday, May 2, 2001 at 10:00 A.M. and any adjournment thereof.

                                    DIRECTORS
                                    RECOMMEND
                                      "FOR"
--------------------------------------------------------------------------------
                                                    WITH- FOR ALL
1. The election as directors of all          FOR    HOLD  EXCEPT
   nominees listed (except as marked to      |_|    |_|     |_|
   the contrary below):

   JOHN J. CASSESE, THOMAS J. BERRY, WILLIAM M. DUNCAN,
   ROCCO J. MARANO, EARL L. MASON AND WILLIAM J. MURPHY

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

__________________________________________

--------------------------------------------------------------------------------

                                    DIRECTORS
                                    RECOMMEND
                                      "FOR"
--------------------------------------------------------------------------------
                                             FOR  AGAINST ABSTAIN
2. To ratify the selection of Grant          |_|    |_|     |_|
   Thornton LLP as the Company's
   independent auditors for the current
   year.
--------------------------------------------------------------------------------

                                    DIRECTORS
                                    RECOMMEND
                                      "FOR"
--------------------------------------------------------------------------------
                                             FOR  AGAINST ABSTAIN
3. To approve an amendment to the            |_|    |_|     |_|
   1991 Directors Stock Option Plan
   extending the term of the plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. Upon any other matters that may
   properly come before the meeting or
   any adjournment.
--------------------------------------------------------------------------------

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                             -----------------------------------
Please be sure to sign and date              Date
this Proxy in the box below.
--------------------------------------------------------------------------------


______ Stockholder sign above _____________ Co-holder (if any) sign above ______

--------------------------------------------------------------------------------
  ^ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED ^

                            COMPUTER HORIZONS CORP.

--------------------------------------------------------------------------------
     Signature(s) should agree with name(s) printed hereon. Please correct any errors in address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. |_|

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